Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement dated May 12, 2025

and the Prospectus dated December 13, 2024

Filed Under Rule 433

Registration No. 333-283791

May 12, 2025

Caterpillar Inc.
Pricing Term Sheet
$2,000,000,000 aggregate principal amount

$1,700,000,000 5.200% Senior Notes due 2035 (the “2035 Notes”)
$300,000,000 5.500% Senior Notes due 2055 (the “2055 Notes”)

Issuer:	Caterpillar Inc.
Securities:	5.200% Senior Notes due 2035 5.500% Senior Notes due 2055
Principal Amount:	2035 Notes: $1,700,000,000 2055 Notes: $300,000,000
Maturity Date:	2035 Notes: May 15, 2035 2055 Notes: May 15, 2055
Coupon:	2035 Notes: 5.200% 2055 Notes: 5.500%
Price to Public:	2035 Notes: 99.730% 2055 Notes: 97.099%
Yield to Maturity:	2035 Notes: 5.235% 2055 Notes: 5.703%
Spread to Benchmark Treasury:	2035 Notes: +78 basis points 2055 Notes: +80 basis points
Benchmark Treasury:	2035 Notes: UST 4.250% due May 15, 2035 2055 Notes: UST 4.625% due February 15, 2055
Benchmark Treasury Price and Yield:	2035 Notes: 98-11+; 4.455% 2055 Notes: 95-21+; 4.903%
Interest Payment Dates:	2035 Notes: May 15 and November 15, commencing November 15, 2025 2055 Notes: May 15 and November 15, commencing November 15, 2025
Optional Redemption:	2035 Notes:

Make-Whole Call: At any time prior to February 15, 2035 at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 bps

Par Call: On or after February 15, 2035 at 100%

2055 Notes:

Make-Whole Call: At any time prior to November 15, 2054 at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 bps

Par Call: On or after November 15, 2054 at 100%

Use of Proceeds:	The Company intends to use the net proceeds of this offering for general corporate purposes, which may include the repayment of existing indebtedness.
Expected Settlement Date**:	T+3; May 15, 2025
CUSIP / ISIN:	2035 Notes: 149123 CL3 / US149123CL34 2055 Notes: 149123 CM1 / US149123CM17
Expected Ratings*:	A2 (Positive) by Moody’s Investors Services, Inc. A (Stable) by S&P Global Ratings A+ (Stable) by Fitch Ratings, Inc.

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. SG Americas Securities, LLC BofA Securities, Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc.
Co-Managers:

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Commerz Markets LLC

Scotia Capital (USA) Inc.

Standard Chartered Bank

Wells Fargo Securities, LLC

SMBC Nikko Securities America, Inc.

ANZ Securities, Inc.

ICBC Standard Bank Plc

Santander US Capital Markets LLC

BBVA Securities Inc.

Mischler Financial Group, Inc.

Itau BBA USA Securities, Inc.

Westpac Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: It is expected that delivery of the securities will be made to investors on or about May 15, 2025, which will be the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to the business day before delivery of the securities will be required, by virtue of the fact that the securities initially will settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the securities who wish to trade the securities prior to the delivery of the securities should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Citigroup Global Markets Inc. at 1-800-831-9146 or SG Americas Securities, LLC at 1-855-881-2108.

This pricing term sheet supplements, and should be read in conjunction with, the issuer’s preliminary prospectus supplement dated May 12, 2025 (the “Preliminary Prospectus Supplement”) and the accompanying prospectus dated December 14, 2024 and the documents incorporated or deemed to be incorporated by reference therein.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.